RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com
NEWS RELEASE
RAM Holdings Ltd. Announces Pricing of its $75 Million Non-Cumulative Preference Share Offering
HAMILTON, Bermuda—(BUSINESS WIRE) — December 8, 2006—RAM Holdings Ltd. (Nasdaq:RAMR) announced today that it has agreed to sell $75 million of its 7.5% non-cumulative preference shares with a liquidation preference of $1,000 per preference share to qualified institutional buyers in private transactions. The Company also has granted certain customary exchange and shelf registration rights to purchasers under the terms of the preference shares.
The offering is expected to close on December 14, 2006 and will result in net proceeds to RAM Holdings Ltd. of approximately $73.5 million. RAM Holdings Ltd. will contribute the net proceeds to its insurance subsidiary, RAM Reinsurance Company Ltd., in order to increase its underwriting capacity.
The non-cumulative preference shares have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States unless registered under the Securities Act or under an applicable exemption from such registration requirements. The securities are being sold in privately negotiated exempt transactions under circumstances that permit resale under Rule 144A. This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions.
Forward-Looking Statements
This release contains statements that may be considered “forward looking statements” regarding the issuance of our non-cumulative preference shares. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements. Our issuance of non-cumulative preference shares or any other security is subject to market conditions for such security, the satisfactory agreement with any underwriters or other purchasers in relation to the terms and price of such security and customary conditions to the completion of any such financing transaction. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.
Contact:
RAM Holdings Ltd., Hamilton
Richard Lutenski, 441-298-2107
rlutenski@ramre.bm
or Victoria Guest, 441-298-2116
vguest@ramre.bm